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Transcript of the FTD Companies, Inc. Portion of the November 18, 2014 Morgan Stanley Global Consumer & Retail Conference:

Vincent Sinisi:                     All right. Let’s go ahead and get started. Good morning, everyone, and thank you very much for joining us. I’m Vincent Sinisi, retail analyst here at Morgan Stanley, and I’m very pleased to have with us FTD Companies.

With us today are Rob Apatoff, President and CEO. Seated to my left, Becky Sheehan, CFO and EVP; and Jandy Tomy, VP of Finance.

As you may know, FTD is a premier floral and gifting company, with about — with more than $600 million in revenues, and about a $700 million market cap. The Company provides floral, gift, and related products and services to consumers, retail florists, and other retail locations, primarily in the US, as well as Canada, the UK, and the Republic of Ireland.

Without further ado, I will turn it over to Jandy for some opening comments.

Jandy Tomy:                       Thank you.

Good morning, welcome, and thank you for joining us today. Before we begin, please keep in mind that during the course of this presentation we may make forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different than those expressed in our forward-looking statements. We caution you to consider the risk factors disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission.

Also, we will refer to certain non-GAAP financial measures. The Company believes these non-GAAP financial measures will provide useful information for investors. Definitions, calculations, and reconciliations of the non-GAAP performance measures to the Company’s GAAP financial results are included in the presentation materials.

Now I’d like to turn the presentation to Robert Apatoff, President and Chief Executive Officer.

Robert Apatoff:                  Thanks, Jandy. Good morning and welcome to the FTD Companies’ presentation. I’ve been at FTD for six years. I was on the Board of FTD for four years prior to that.

At companies like Anheuser-Busch, Reebok, and Allstate, I’ve focused on growing companies in competitive, commoditized industries, and creating differentiation through new, innovative products and services.

When I joined FTD, FTD had many of the same commoditized characteristics, and, fortunately, many of the resulting opportunities. Our vision and mission are clear — to be the leading and most trusted floral and gifting brand in the world is our vision, and our mission is to inspire, support, and delight our customers when expressing life’s most important sentiments.

We are really invited into our customers’ lives, and our customers trust us with many of the most important moments that they share, and we must continue to earn that trust every day.

A little bit of a timeline. Don’t worry, I won’t go through all this.

We have a rich history of category leadership in the US and the UK. We hit the ground running on our spin date of November 1, 2013, and have made great strides in our first year as a public company.

We’ve also been an innovative company. We have prided ourselves on innovating this entire industry throughout our history.

First, FTD actually created the wire service network in both the US and the UK. We were the first to advertise nationally to drive the category. We built the brand on using high-profile celebrities like Elizabeth Taylor and Merlin Olsen to bring in customers through the years. We will continue to reshape today’s floral market, as I will highlight later in today’s presentation.

Now, before I get started, let’s start a little bit about the US floral industry. It’s a $28 billion market, and it’s about $3.5 — in the US, and it’s about $3.5 billion in the UK.

Online floral sales in the US represent only about $4 billion of that $28 billion market. We believe there’s clearly room to grow in what we believe is a very fragmented industry. The map shows you major areas of floral production that we draw from, and the industry has had, for a long time, had a stable and consistent product supply.

FTD operates complementary businesses. Our international and domestic businesses have great similarities. This allows us to test ideas, technology, products, and services back and forth across the pond. Both the US and UK markets have about 90% of our orders come in to us online, and a majority of the orders taken by each consumer business are sent to our respective florist businesses for fulfillment, underscoring the complementary nature of our business.

Let’s talk a little bit about why invest in FTD, investment highlights. It all starts with our brands. We have a great history and a great present-day story.

FTD is a storied, 104-year-old brand in the US, and actually, as I said, founded the wire service. Interflora has an equally storied 90-year history in the UK. Both share the iconic Mercury Man symbol, which is one of the most recognized brand symbols, worldwide, today.

Two — Strong, Consistent Cash Flows. A key benefit of our business model is that it gives us strong and very consistent cash flows.

Three — Innovation. Innovation is in the DNA of how we run the Company. It is one of the keys to our future success.

Four — Best-In-Class Partners. You are the company you keep, as we like to say, and our customers appreciate our partnerships with best-in-class partner brands like Vera Wang, and Better Homes and Gardens.

Fifth — Growth. We have growth opportunities, both organic and inorganic, and both domestically and internationally.

And sixth — Management. We have a strong, experienced management team, with blue-chip company backgrounds, including leadership experience at Procter & Gamble, Wrigley, Fortune Brands, Deloitte, Boots in the UK, Anheuser-Busch, and Starbucks, to name a few. We have a strong, disciplined team.

We talked a little bit about it does start with the brands, and, as I’ve talked about a little bit, the strength of these brands over the years have brought us to a point where we have nearly 40,000 doors bearing the Mercury Man symbol in over 150 countries. Florists display the brand to show their customers they are part of the trusted FTD network, which is one of the most recognized symbols, worldwide.

Strong, consistent cash flows — if you look around, this is one of our favorite charts. If you look at all four pieces, we have limited inventory requirements, just based on our business model. We have negative working capital. We get paid before we pay fulfillment partners and florists. Third, our florist business revenues are largely comprised of reoccurring membership and order fees, and fourth, we have limited CapEx needs, mainly focused on technology.

Let’s talk about some of our differentiated products and services. I have mentioned Vera Wang and Better Homes and Gardens. As we say, we like to kind of fish where the fish are, and we look at big categories that have big floral gifting needs. Clearly, Vera being the number one name in wedding floral, and Better Homes and Gardens, the number one name in home and garden.

Created the luxury category in answer to customers who told us they wanted an extra-special gifting experience. If you want our basic order, that’s great. Something small? That’s great. But if you want 100 roses in a Baccarat vase, we can do that too.

We created the order upgrade path in the floral industry when we first got — back in 2008 when we first got here. We realized our customers wanted a choice to upgrade their orders. It’s great to — and this is the perfect category to do so.

Floral is really about sending emotion and sentiment, and, therefore, about 60% of our customers now upgrade when presented with the choice. It’s been a great success.

Our gift stores — our customers come to FTD to find flowers to make someone in their life feel special. They have told us that they often want a gift to accompany their flowers. So, we created gift stores in ftd.com to make finding that perfect gift much, much easier.

The gift stores include our garden shop, our luxury business, sweets and chocolates, gift baskets, chocolate dip delights, and college roses. We believe our gift stores hold strong upside as we provide more choice and gain a larger share of wallet with our customers.

The next slide shows some of our best-in-class partner brands featured in our gift tabs. You can see that our best-in-class, while we do not own these businesses or a majority of these businesses, they are the leaders in their field, and I think as a premium brand, our customers expect that from us.

Our partner brands — we talked about the deeper partnerships that really are focused on key flower-buying occasions, like sympathy and wedding. It is our goal to have the key partner relationships for every major touch point in consumers’ lives where they might shop for flowers. Some of the big categories you can see — sympathy, wedding, other big partnerships with airlines. These are either exclusive or preferred partnerships for each brand that you see up here.

And with that, I’d like to bring up Becky Sheehan to talk about the financials.

Becky Sheehan:                  Thanks, Rob. So, how does all of that translate into the financials?

So, first, our consumer segment. Our consumer business, which many of you know as ftd.com, is a direct marketer of floral and gift products in North America. As a direct marketer, ftd.com captures significant consumer demand. A majority of the orders that are captured are sent to our FTD member florists for fulfillment.

This business has experienced revenue growth at a compounded annual growth rate of 3% from 2011 to 2013, resulting from increases in both consumer order volume, and average order value. Segment operating margins have consistently been around 11%.

Our florist segment is our B2B business, whereby we provide products and services to traditional retail florists, other floral retailers, and other companies in need of floral and gifting solutions. This business leverages the significant order volume from the consumer business, as a majority of the orders generated by the consumer business are filled by our member florists.

This business also provides a broad range of product and service offerings, focused on helping our member florists run their own successful businesses, which includes access to the FTD and Interflora brands, services related to order volume, and products such as branded and non-branded containers, pressed flowers, and technology systems.

This business has achieved revenue growth at a CAGR of 4% from 2011 to 2013. Average revenues per member have increased steadily during this same period of time. Segment operating income margins have been 27% to 29% over the historical period.

Our international business, operated through Interflora in the UK, operates in both the direct-to-consumer markets and the B2B market. Founded in 1923, Interflora has the highest brand recognition in the marketplace for floral delivery.

Like the US consumer market in business, Interflora captures significant consumer demand, and a majority of the orders taken are sent to Interflora member florists for fulfillment. Interflora’s consumer business operates with the Interflora, Flying Flowers, Flowers Direct, and Drake Algar brand names.

Interflora also operates in the B2B market, offering products and services to traditional retail florists and other companies in need of floral and gifting solutions. Access to the Interflora brand and services related to order volume are most important.

Interflora has achieved revenue growth at a CAGR of 5% from 2011 to 2013 on a constant-currency basis. Segment operating income margins have been between 11% and 12% during this historical period.

As a result, from a consolidated viewpoint, FTD has diversification in its revenue streams in two important ways. First, revenues are derived from both products and services, and second, revenues are earned in the US and from Interflora, our subsidiary in the UK.

Consolidated revenues have increased at a compounded annual growth rate of 4% between 2010 and 2013. During that same period of time, we have achieved a CAGR of 5% in consolidated adjusted EBITDA, with EBITDA margins between 13% and 14%.

On a year-to-date 2014 basis, we’ve reported consolidated revenues of $483 million, which is up 2% year over year on a reported basis, and flat compared to the prior year on a constant-currency basis. First half of the year softness in our business, driven by misses in our consumer business, was partially offset by much improved performance in all segments this third quarter.

Consolidated adjusted EBITDA was down 6% year over year in the first half of the year, but up 3% in Q3. Our free cash flow this year-to-date period has also improved to $21 million.

Cash flow generation is an important part of the Company’s business model. Historically, approximately 60% of the Company’s adjusted EBITDA converts to free cash flow. The Company’s consumer business operates with negative working capital. Limited inventory is held, and modest capital expenditures are required, which are primarily focused on technology enhancements for our business. As a result, FTD has historically generated $40 million to $50 million in free cash flow each year between 2010 and 2013.

In connection with our acquisition of Provide Commerce, we entered into an amended credit facility on September 19th of 2014. This amendment provides us with a term loan of $200 million, which exceeded the approximately $120 million needed to fund the cash portion of the acquisition of Provide Commerce.

In September, the proceeds from the term loan were used to repay a portion of our outstanding revolving loan. At September 30th, the capacity on our revolver was $329 million, and our cash and cash equivalents was $62.8 million. Interest — the interest rate on our credit facility was 2% at the end of the third quarter.

And lastly, you will see in reviewing the Company’s financial statements that over time costs and margins, as a percentage of consolidated revenues, have remained relatively constant.

Rob, back to you.

Robert Apatoff:                  Thanks, Becky. Now I wanted to spend a little bit of time talking about our exciting and highly complementary acquisition of Provide Commerce.

We believe this acquisition from Liberty will enhance our position as one of the leading and most trusted floral and gifting companies in the world. Together, we will generate $1.2 billion in annual revenue, and, importantly, we are very pleased that Liberty will become a significant stockholder in the combined company, demonstrating its commitment to and belief in the future success of the combined businesses.

At closing, Liberty will own 35% of our — of FTD’s shares outstanding. This transaction provides the opportunity to create significant value for our stockholders, and we will offer immediate benefits for consumers and our premier network of member florists.

As many of you know, Provide Commerce operates a collection of established and highly recognizable consumer floral and gifting e-commerce brands, which include ProFlowers, Shari’s Berries, and Personal Creations. Provide Commerce’s brand portfolio has become a destination of choice for consumer gifting needs and occasions, and combined with our brands, we expect to have one of the most compelling floral and gift-giving portfolios in the world.

So, some of the key benefits of the combination is that we believe this acquisition will advance FTD’s business strategy by uniting two highly complementary businesses, generating material cost synergies, and creating a team with best-in-class operating strategies.

Together, FTD and Provide Commerce will offer consumers an enhanced shopping experience through an expanded selection of innovative floral and gift products, providing them with greater choice and convenience.

The combined company will also allow us to provide greater support to the overall floral industry by expanding resources to create programs and services for our member florists in their local businesses.

We expect with the addition of Provide Commerce’s highly recognizable and successful portfolio of brands added to our iconic brands, FTD and Interflora, will enhance our robust consumer floral and gift product offerings. Here’s a list of the combined company brands.

So, in closing, we believe this transaction will create one of the most diversified, established, and trusted floral and gifting companies in the world. We truly appreciate your time today, and hope you continue to follow us in the future, as we believe the future of FTD is very compelling, as we integrate Provide Commerce and execute on our strategic initiatives.

Thanks for your time.

Vincent Sinisi:                     All right. We have about 10 minutes for questions. I’ll kick it off for us.

As you guys have shown us today, clearly a lot of avenue for opportunity for continued growth here. Can you talk, maybe, a little bit about your advertising efforts, your marketing efforts?

You know, you have that one slide where you showed the partners that you currently work with. Can you just talk about — a little bit about that process and how you sign up some new partners, as well?

Robert Apatoff:                  As far as partnerships or are you talking about advertising (inaudible)?

Vincent Sinisi:                     Both, really. So, the Krogers of the world. You mentioned supermarkets as one particular channel, but you had about a half dozen or so.

Robert Apatoff:                  Sure.

Vincent Sinisi:                     And then any marketing efforts for your normal consumer base, as well.

Robert Apatoff:                  Yes, the partnerships are very important for us. It’s one of the things that really separate us from our competition.

As you can see, in a number of different categories, we — whether it’s sympathy or wedding, we go to the premier — we have relationships, mostly exclusive, with the premier partners and players in those industries.

As far as grocery goes, we have some grocery business out there. We have been very mindful about the fact that we have our florists out there, thousands and thousands of florists, that we support first and foremost. The addition of ProFlowers gives us additional opportunities to do different things in different channels that we might not have done before.

Regarding the advertising, as you know, ProFlowers has been a fairly aggressive advertiser over the last 10 years. We’ve probably been a little less aggressive in the measured media. I think the combination gives us a chance to really let different brands play in different markets, and lets us work in very complementary way for advertising, as well, and also gives us synergies, we believe, in how we purchase media across the board.

Vincent Sinisi:                     Thanks. Thanks. I’ll ask one more.

As you mentioned, you’ve been getting some good reception from your upgrade options. Can you talk a little bit about — of that percentage that does upgrade their orders, do they typically go to the highest end count? And maybe a little bit about — I don’t know if you share — kind of how the margins may compare?

Robert Apatoff:                  Sure. The upgrade path that we created, it was the perfect industry to create this. It’s about emotion, a little bit of guilt. So, we created that. I actually sent flowers to my daughter. She — my daughter works in New York at People magazine and she got a promotion. So, I sent her flowers when we first created this upgrade path.

And I got a call from her. I expected the call to be thank you very much. She goes, are you kidding me? I said, what? You only ordered me the good. You didn’t order me the better or the best. So, people actually check. So, order the best.

Actually, they are ordering — quite a bit are going to upgrade to the best. We actually — we actually added something called exquisite because we found that people — best wasn’t even good enough. They wanted to use a special vase or really over the top flowers. So, it’s been so successful, we’re actually adding additional levers for future growth.

Vincent Sinisi:                     And maybe just a follow-up, if you have shared about the margins of the 60% that — from a regular good order, up to an exquisite? Have you shared any of that?

Becky Sheehan:                  We haven’t given anything specifically, but I think that your kind of common sense is that the higher the order value, the larger the margins could be. So, it really depends. Here, too, I would say, in general, that holds true. There are certain situations, depending on what the upgrade is, as to whether it’s actually incremental, or at least it’s as much margin but with more dollars, it’s typically more dollars.

So, it’s been a great program for us. The consumers have really liked it a lot, which has been really fabulous for us. It’s been, certainly, one of the key factors in seeing our average order values increase over time. And you’ll see in this last third quarter that we had just reported, our consumer business in the US hit a new record high with average order values above $70. And certainly this upgrade path is a key reason that we’ve been successful in that regard.

Robert Apatoff:                  I think one other piece I’ll just add to that, which is, I think as we raise AOVs, average order values, I think we’re doing it the right way where instead of just jacking up prices, we’re giving the consumer something. So, they actually make the choice to upgrade, which will drive the AOVs, and that, to me, is a win/win for the customer and for the Company.

Vincent Sinisi:                     Thank you. Any other questions?

Becky Sheehan:                  Thank you.

Robert Apatoff:                  Thank you all very much.

Vincent Sinisi:                     All right. Rob, Becky, Jandy thank you guys. Thank you, guys. Thank you all. I will move to the breakout.

This transcript is provided by a third-party transcription service and may not be 100 percent accurate and may contain misspellings and other inaccuracies.

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Cautionary Information Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the planned acquisition of Provide Commerce; and statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce. Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the remaining closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction;

failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in the Company’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, FTD undertakes no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

In connection with the planned acquisition of Provide Commerce, FTD filed a definitive proxy statement with the Securities and Exchange Commission (SEC) on November 3, 2014. The proxy statement has been mailed to FTD stockholders to solicit the required approval of FTD stockholders in connection with the transaction. FTD stockholders are urged to read the proxy statement carefully, as it contains important information that stockholders should consider before making a decision about the transaction, including information about FTD, Provide Commerce, the proposed transaction and related matters. In addition to receiving the proxy statement from FTD in the mail, stockholders are able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction is set forth in the proxy statement.